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                                                                    EXHIBIT 99.1


[ABM Industries Incorporated LOGO]


For more information, please contact our Vice President            PRESS RELEASE
& General Counsel, Harry H. Kahn, Esq. At 415/597-4500.


                          ABM INDUSTRIES INCORPORATED
                         ADOPTS STOCKHOLDER RIGHTS PLAN

     SAN FRANCISCO, March 17, 1998 - The board of directors of ABM Industries Incorporated (NYSE:ABM) today adopted a new Stockholder Rights Plan, and has declared a dividend of one right for each outstanding share of ABM common stock, payable to stockholders of record as of the close of business on April 22, 1998. The rights to be issued in this dividend are to replace the rights, currently attached to all shares of ABM common stock, which expire on April 22, 1998.

     The rights plan is intended to protect ABM and its stockholders against unfair or coercive takeover tactics and offers which may not provide adequate value to the stockholders. The rights plan was not adopted in response to any known effort to acquire control of ABM, and is similar to stockholder protection plans adopted by many other companies.

     The rights will trade automatically with the common stock, and will not be exercisable until it is announced that a person or group (an "Acquiring Person") has acquired 20% or more of ABM's voting stock, or commences a tender offer will result in such person or group owning 20% or more of ABM's voting stock. Thereafter, separate rights certificates will be distributed, and each right will entitle its holder to purchase, for an exercise price of One Hundred and Seventy-Five Dollars ($175.00), participating preferred stock having economic and voting terms similar to one share of common stock.

     Upon the announcement that any person or group has become an Acquiring Person, each right will entitle all stockholders other than the Acquiring Person to purchase, at the exercise price, a number of ABM common shares having a market value of twice the exercise price. These stockholders would also be entitled to purchase an equivalent number of shares at the exercise price if the Acquiring Person were to control the ABM Board of directors and cause the Company to enter into certain mergers or other transactions. In addition, if any Acquiring Person acquires between 20% and 50% of ABM's voting stock, the ABM board of directors may, at its option, exchange one share of ABM's common stock for each right held by all stockholders other than the Acquiring Person.

     The present or future holdings of ABM common stock by Sydney Rosenberg, Theodore Rosenberg, their personal trusts and/or certain related persons, will not trigger the rights plan, or make the rights nonredeemable or exercisable and separately tradable.

     The rights should not interfere with a transaction that the board of directors determines is in the best interest of ABM and its stockholders, because the rights may be redeemed by the board for $0.01 per share at any time prior to a person or group becoming an Acquiring Person.

     The rights plan does not in any way weaken ABM's financial strength or interfere with its business in any other way. The issuance of the rights has no dilutive effect, will not affect reported earnings per share, is not taxable to ABM or its stockholders, and will not change the way in which ABM shares are traded. A letter from the Company summarizing the new rights plan is being mailed to ABM stockholders.



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New York Stock Exchange Symbol: ABM